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                                                                   Exhibit 10.33

                                                                  EXECUTION COPY

                          HOUSTON STREET EXCHANGE, INC.

                  RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

     This Agreement dated as of February 2, 2000 is entered into by and among Houston Street Exchange, Inc., a Delaware corporation (the "Company"), BayCorp Holdings, Ltd., a Delaware corporation ("BayCorp"), Equiva Trading Company, a Delaware general partnership ("Equiva"), and the persons and entities listed on EXHIBIT A hereto (each person or entity listed on EXHIBIT A, a "Purchaser" and all such persons and entities listed on EXHIBIT A, the "Purchasers").

                                    RECITALS

     1. The Purchasers are purchasing, concurrently herewith, certain shares of Series A Convertible Preferred Stock of the Company pursuant to the Series A Convertible Preferred Stock Purchase Agreement of even date herewith (the "Series A Preferred Stock Purchase Agreement").

     2. Immediately prior to the first closing under the Series A Preferred Stock Purchase Agreement, Equiva purchased 4,814,815 shares of Common Stock of the Company ("Common Stock") pursuant to the Common Stock Purchase Agreement of even date herewith (the "Common Stock Purchase Agreement"). Equiva is also a Purchaser hereunder and under the Series A Preferred Stock Purchase Agreement.

     3.   BayCorp owns of record 10,000,000 shares of Common Stock.

     4. Collectively, the Purchasers, Equiva (which is also a Purchaser) and BayCorp are referred to herein as the "Stockholders."

     5. The Company and the Stockholders desire to protect the management and control of the Company from influence by any person not acceptable to the Stockholders and to assist the Purchasers in selling their Co-Sale Shares (as defined below) if they so desire.

     As used in this Agreement, the term "Shares" shall include all shares of capital stock of the Company held by the Stockholders, whether now owned or hereafter acquired. For purposes of calculating any Stockholder's "pro rata" ownership of Shares, (i) all shares of Preferred Stock of the Company shall be deemed to have been converted into Common Stock and (ii) a Stockholder's "pro rata ownership interest" shall equal a fraction, (A) the numerator of which equals the number of Shares then owned by that Stockholder and (B) the denominator of which equals the aggregate number of Shares then owned by all Stockholders.


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     As used in this Agreement, the term "Co-Sale Shares" means shares of the
Preferred Stock of the Company and shares of the Common Stock issued or issuable upon conversion of the Preferred Stock of the Company. Without limiting the preceding sentence, neither the shares of the Common Stock owned by Equiva identified in Recital 2 above nor the shares of Common Stock owned by BayCorp identified in Recital 3 above are Co-Sale Shares.

NOW, THEREFORE, for valuable consideration, it is agreed as follows.

     1.   RESTRICTIONS ON TRANSFER.

          1.1. Any sale, transfer or other disposition, including without limitation, any pledge or hypothecation, whether voluntarily or by operation of law ("Transfer") of any of the Shares by any of the Stockholders, other than according to the terms of this Agreement, shall be void and transfer no right, title, or interest in or to any of such Shares to the purported transferee.

          1.2. An original copy of this Agreement, duly executed by each of the parties hereto, shall be delivered to the Secretary of the Company and maintained at the principal executive office of the Company and made available for inspection by any person requesting it.

          1.3. Each of the Stockholders agrees to present the certificates representing the Shares presently owned or hereafter acquired by it to the Secretary of the Company and cause the Secretary to stamp on the certificate in a prominent manner the following legend:

               "The sale or other disposition of any of the shares represented by this certificate is restricted by a Right of First Refusal and Co-Sale Agreement, dated as of February 2, 2000, as amended from time to time, among certain of the stockholders of this Company and this Company (the "Agreement"). A copy of the Agreement is available for inspection during normal business hours at the principal executive office of this Company."

     2.   TRANSFERS NOT SUBJECT TO RESTRICTIONS.

          2.1. The rights of the Company and the Stockholders under Sections 4 and 5 hereof shall not apply to any bona fide pledge of Shares by a Stockholder that creates a mere security interest, provided the pledgee provides the Company with a written agreement to be bound hereby to the same extent as the Stockholders.

          2.2. The rights of the Company and the Stockholders under Sections 4 and 5 hereof shall not apply to any Transfer of Shares by a Stockholder to any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that Stockholder (the "Affiliate"), provided the Affiliate


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provides the Company and the Stockholders with a written agreement to be bound hereby to the same extent as the Stockholders.

          2.3. The rights of the Company and the Stockholders under Section 4 and 5 hereof shall not apply to any Transfer of Shares by BayCorp that involves the spinoff of Shares offered to substantially all stockholders of BayCorp or any similar transaction that results in stockholders of BayCorp acquiring Shares or the right to acquire Shares from BayCorp, such Shares or right to acquire Shares in an amount that is pro rata to each such stockholder's holdings of BayCorp capital stock.

          2.4. The rights of the Company and the Stockholders under Section 4 and 5 hereof shall not apply to (a) the first 1,000,000 shares of Common Stock that BayCorp Transfers (in addition to any exempted Transfers pursuant to Section 2.3) and (b) the first 481,500 shares of Common Stock that Equiva Transfers, in each case such number of shares to be adjusted for stock splits, stock dividends, recapitalizations and other similar events.

     3.   OFFER OF SALE; NOTICE OF PROPOSED SALE.

          3.1. If a Stockholder desires to Transfer any of its Shares, or any interest in such Shares, in any transaction other than a Transfer specified in
Section 2 of this Agreement, that Stockholder (the "Initial Selling Stockholder") shall first deliver written notice of its desire to do so (the "Notice") to the Company and each of the Stockholders, in the manner prescribed in Section 10.4 of this Agreement.

          3.2. The Notice must specify: (i) the name and address of the party to which the Initial Selling Stockholder proposes to Transfer the Shares or an interest in the Shares (the "Offeror"), (ii) the number of Shares the Initial Selling Stockholder proposes to Transfer (the "Offered Shares"), (iii) the consideration per Share to be delivered to the Initial Selling Stockholder for the proposed Transfer, (iv) all other material terms and conditions of the proposed transaction and (v) that the Offeror has agreed to purchase all of the Offered Shares on the terms and conditions set forth in the Notice. The giving of the Notice shall constitute an irrevocable offer by the Initial Selling Stockholder to sell the Offered Shares to the Company and the Stockholders on the terms and conditions contained in the Offer.

          3.3. If a majority of the members of the Company's Board of Directors (excluding members employed by the Initial Selling Stockholder) determine that the proposed transferee is a competitor of the Company, then (i) the Company shall so inform the Initial Selling Stockholder within 10 days after the Notice is deemed to have been delivered to the Company and (ii) the Initial Selling Stockholder shall not Transfer any of its Shares to the proposed transferee.

     4.   COMPANY'S OPTION TO PURCHASE.

          4.1. Subject to Sections 4.5 and 6.1, the Company shall have the first option to purchase all or any part of the Offered Shares for the consideration per share and on the same terms and conditions specified in the Notice. The Company may only


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exercise such option, if at all, by written notice to the Stockholders no later than 15 days after the Notice is deemed to have been delivered to the Company.

          4.2. In the event the Company does not exercise its option within such 15-day period with respect to all of the Offered Shares, the Company shall, by the last day of such period, give written notice of that fact to the Stockholders (the "Stockholder Notice"). The Stockholder Notice shall specify the number of Offered Shares not purchased by the Company (the "Remaining Shares").

          4.3. In the event the Company duly exercises its option to purchase all or part of the Offered Shares, the closing of such purchase shall take place at the offices of the Company on the later of (i) the date five days after the expiration of such 15-day period or (ii) the date that the Stockholders consummate their purchase of Remaining Shares under Section 5.3 hereof.

          4.4. To the extent that the consideration proposed to be paid by the Offeror for the Offered Shares consists of property other than cash or a promissory note, the consideration required to be paid by the Company and/or the Stockholders exercising their options under Sections 4 and 5 hereof may consist of cash equal to the value of such property, as determined in good faith by agreement of the Initial Selling Stockholder and the Company and/or the Stockholders acquiring such Offered Shares.

          4.5. Notwithstanding anything to the contrary herein, neither the Company nor any of the Stockholders shall have any right to purchase any of the Offered Shares hereunder unless the Company and/or the Stockholders exercise their option or options to purchase all of the Offered Shares.

     5.   STOCKHOLDERS' OPTION TO PURCHASE.

          5.1. Subject to Sections 4.5 and 6.1, each Stockholder shall have an option, exercisable for a period of 15 days from the date of delivery of the Stockholder Notice, to purchase, on a pro rata basis according to the number of Shares owned by such Stockholder, the Remaining Shares for the consideration per share and on the same terms and conditions set forth in the Notice. Such options shall be exercised, if at all, by delivery by such Stockholder of written notice to the Secretary of the Company. Alternatively, each Stockholder that is a Purchaser shall have the option, within the same 15-day period, to notify the Secretary of the Company of its desire to participate in the sale of the Offered Shares on the same terms set forth in the Notice, and the number of Shares it wishes to sell; provided however, that no Stockholder may exercise both of the foregoing options.

          5.2. In the event options to purchase have been exercised by the Stockholders with respect to some but not all of the Remaining Shares, those Stockholders who have exercised their options within the 15-day period specified in Section 5.1 shall have an additional option, for a period of five days next succeeding the expiration of such 15-day period, to purchase all or any part of the balance of such Remaining Shares on the same terms and conditions set forth in the Notice, which option


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shall be exercised by the delivery of written notice to the Secretary of the
Company. In the event there are two or more such Stockholders that choose to exercise the last-mentioned option for a total number of Remaining Shares in excess of the number available, the Remaining Shares available for each such Stockholder's option shall be allocated to such Stockholder pro rata based on the number of Shares owned by the Stockholders so electing.

          5.3. If the options to purchase the Remaining Shares are exercised in full by the Stockholders, the Company shall immediately notify all of the exercising Stockholders of that fact. The closing of the purchase of the Remaining Shares shall take place at the offices of the Company no later than seven days after the date of such notice to the Stockholders.

     6.   FAILURE TO FULLY EXERCISE OPTIONS; CO-SALE.

          6.1. If the Company and the Stockholders do not exercise their options to purchase all of the Offered Shares within the periods described in this Agreement (the "Option Period"), then all options of the Company and the Stockholders to purchase the Offered Shares, whether exercised or not, shall terminate, but each Purchaser which has, pursuant to Section 5, expressed a desire to sell Co-Sale Shares in the transaction (a "Participating Purchaser"), shall be entitled to do so pursuant to this Section. The Company shall promptly, on expiration of the Option Period, notify the Purchasers of the aggregate number of Co-Sale Shares the Participating Purchasers wish to sell. The Initial Selling Stockholder shall use its best efforts to interest the Offeror in purchasing, in addition to the Offered Shares, the Co-Sale Shares the Participating Purchasers wish to sell. If the Offeror does not wish to purchase all of the Co-Sale Shares made available by the Initial Selling Stockholder and the Participating Purchasers, then each Participating Purchaser and the Initial Selling Stockholder shall be entitled to sell, at the same price and on the same terms and conditions set forth in the Notice (or in the case of a Purchaser offering Co-Sale Shares that are shares of Preferred Stock of the Company when the Initiating Selling Stockholder offers shares of Common Stock, then such terms and conditions as would result if such offered Co-Sale Shares were deemed to have been converted into Common Stock), a portion of the Shares being sold to the Offeror, in the same proportion as the Initial Selling Stockholder's or Participating Purchaser's ownership of Co-Sale Shares (or if either BayCorp or Equiva is the Initiating Selling Stockholder, ownership of Shares owned by such party and Co-Sale Shares owned by Participating Purchasers) bears to the aggregate number of Co-Sale Shares owned by the Initial Selling Stockholder and the Participating Purchasers (or if either BayCorp or Equiva is the Initiating Selling Stockholder, the aggregate number of Shares owned by such party and Co-Sale Shares owned by the Participating Purchasers). The transaction contemplated by the Notice shall be consummated not later than 60 days after the expiration of the Option Period.

          6.2. If the Participating Purchasers do not elect to sell the full number of Co-Sale Shares which they are entitled to sell pursuant to Section 6.1, the Initial Selling Stockholder shall be entitled to sell to the Offeror, according to the terms set forth in the Notice, that number of its own Co-Sale Shares (or Shares, if the Initiating Selling


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Stockholder is BayCorp or Equiva) which equals the difference between the number of Shares desired to be purchased by the Offeror and the number of Co-Sale
Shares the Participating Purchasers are entitled to sell pursuant to Section
6.1. If the Initial Selling Stockholder wishes to Transfer any such Shares at a price per share which differs from that set forth in the Notice, upon terms different from those previously offered to the Company and the Stockholders, to a transferee other than the Offeror, or more than 60 days after the expiration of the Option Period, then, as a condition precedent to such transaction, such Shares shall again be subject to the restrictions set forth in this Agreement.

          6.3. Without implying that unauthorized Transfers are permissible hereunder, the proceeds of any Transfers made by the Initial Selling Stockholder without compliance with the provisions of this Section 6 shall be deemed to be held in constructive trust in such amount as would have been due the Participating Purchasers if the Initial Selling Stockholder had complied with this Agreement.

     7.   ADDITIONAL TRANSFER RESTRICTIONS.

          7.1. Notwithstanding any provision in this Agreement to the contrary, no Transfer of any Shares other than pursuant to Section 2.3 may be made (i) unless the transferor provides, if required by the Company, evidence and assurances satisfactory to the Company in its reasonable discretion (which may include an opinion of counsel and/or appropriate representations and warranties from the transferor and transferee), that such Transfer is made in compliance with all applicable securities laws and regulations promulgated thereunder and
(ii) unless the transferee executes and delivers a written instrument acknowledging the receipt of a copy of the provisions and restrictions contained in this Agreement agreeing to comply herewith and be bound hereby.

          7.2. Any transferee of Shares, by reason of such transfer, shall become a party to and be bound by this Agreement, as the same may be amended form time to time, and if and when a transferee becomes the owner of any Shares, this Agreement shall be amended by the Stockholders in any reasonable manner required to continue to provide the rights and protections contemplated herein in substantially the same manner in which such rights and protections were provided prior to such transferee becoming an owner of Shares. Any transferee of Shares shall have all of the rights and obligations under this Agreement of the Stockholder that transferred Shares to that transferee.

     8.   TERMINATION OF AGREEMENT.

          8.1. This Agreement shall terminate upon the earliest of the following events:

               (a) The sale of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least a majority of the voting power of the capital stock of the surviving corporation);


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               (b)  The closing of the Company's initial firm commitment
underwritten public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $25,000,000 of gross proceeds to the Company at a price to the public of at least $9.50 per share (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and other similar events); or

               (c) such time as less than 25% of the aggregate of all originally issued shares of Series A Preferred Stock are outstanding (such number to be proportionately adjusted in the event of any stock splits, stock dividends, recapitalizations or similar events occurring on or after February 1,
2000).

          8.2. The provisions of Sections 3, 4, 5, 6 and 7 hereof shall not apply to any sale of Shares pursuant to a transaction referred to in Sections 8.1(a) or 8.1(b) above.

     9. TRANSFERS OF RIGHTS. Subject to Section 8 hereof, this Agreement, and the rights and obligations of each Stockholder hereunder, may be assigned by such Stockholder to any person or entity to which Shares are transferred by such Stockholder, and such transferee shall be deemed a "Stockholder" for purposes of this Agreement.

     10.  GENERAL.

          10.1. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          10.2. SPECIFIC PERFORMANCE. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Stockholder shall be entitled to specific performance of the agreements and obligations of the Company and each other Stockholder hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

          10.3. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to the conflicts of law provisions thereof).

          10.4. NOTICES. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (i) three business days after being sent by certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient at his or its address as set forth in the Series A Preferred Stock Purchase Agreement.

     Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may


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change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

          10.5. COMPLETE AGREEMENT. This Agreement, the Series A Purchase Agreement, the Common Stock Purchase Agreement (with respect to Equiva and the Company), the Investor Rights Agreement and the Stockholders' Voting Agreement, each of even date herewith, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to such subject matter.

          10.6. AMENDMENTS. No amendment, modification or termination of, or waiver (other than a waiver as to only the rights of the particular party granting the waiver) under, any provision of this Agreement shall be valid unless in writing and signed by Purchasers holding 75% of the voting power of the Co-Sale Shares then held by all of the Purchasers (assuming the conversion into Common Stock of all securities convertible thereinto); provided that:

               (a) the consent of the Company or BayCorp, as applicable, shall be required to effect any amendment, modification or termination of, or waiver under, any provision of this Agreement that adversely affects such party's rights or obligations set forth in this Agreement (it being agreed that adding Purchasers pursuant to Section 10.6(b) does not adversely affect such party's rights or obligations set forth in this Agreement);

               (b) any amendment, modification or termination, or waiver under, this Agreement that grants to subsequent purchasers of the Company's capital stock, or options to purchase such capital stock or securities convertible into such capital stock, rights under this Agreement (subject to obligations that are substantially equivalent to those of the Purchasers under this Agreement) on a pro rata basis with the Purchasers only shall require the written consent of Purchasers holding a majority of the voting power of the Co-Sale Shares then held by all of the Purchasers (assuming the conversion into Common Stock of all securities convertible thereinto);

               (c) any amendment, modification or waiver (other than a waiver as to only the rights of the particular party granting the waiver) under this Agreement that is not executed by all Purchasers shall affect all Purchasers in the same fashion;

               (d) subsequent purchasers of the Company's capital stock, or options to purchase such capital stock or securities convertible into such capital stock, specified in Section 10.6(b) shall constitute "Purchasers" for purposes of this Agreement and the securities of the Company owned by such purchasers shall constitute "Shares" and "Co-Sale Shares" for purposes of this Agreement; and

               (e) any amendment, modification or termination effected in accordance with this Section 10.6 shall be binding upon all parties hereto.


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          10.7. PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

          10.8. COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

          10.9. SECTION HEADINGS. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.


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     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.


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                                    EXHIBIT A

                                   PURCHASERS

1.   Omega Advisors, Inc.

2.   Elliott Associates, L.P.

3.   Equiva Trading Company

4.   Bowstreet.com, Inc.

5.   Michael A. Desrochers

6.   Barrett McDevitt

7.   Peter L. Getman

8.   Sapient Corporation

9.   Williams Energy Marketing & Trading Company

10.  James S. Gordon


                                      A-1